EXHIBIT 99.1

Superconductor Technologies Inc. Reports Second Quarter 2010 Results

SANTA BARBARA, Calif., Aug. 3, 2010 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the second quarter and six months ended July 3, 2010.

Total net revenues for the second quarter were $2.4 million compared to $3.4 million in the first quarter of 2010 and $2.6 million in the year ago second quarter. Net commercial product revenues for the second quarter of 2010 were $1.7 million, compared to $2.3 million in the first quarter of 2010 and $1.8 million in the second quarter of 2009. Government and other contract revenue totaled $631,000 during the 2010 second quarter, compared to $1.1 million in the first quarter of 2010 and $854,000 in the year ago period.

Jeff Quiram, STI's president and chief executive officer, said, "During the second quarter, our wireless customers continued to invest in performance improvement projects for their existing networks that provided demand for our core products. As expected, government revenues declined as the SURF 2 program nears completion."

"STI's SuperLink® solution has been integrated into a state-of-the-art OEM long term evolution (LTE) base station. Our OEM partner was selected by a major carrier for live market trials currently planned for this year. We continue to believe there is significant opportunity to include our HTS filters in the LTE networks of the top U.S. wireless carriers when deployment begins in earnest."

"Our 2G HTS wire program for emerging power applications remains on schedule. Building on our success in producing wire in one meter lengths, we are on track to complete the design of our wire deposition machine to produce 50 meter lengths by the end of this year. We are focusing our efforts on three HTS wire designs to address the unique performance requirements for large wind turbine, AC power cable and fault current limiter applications. We expect to begin delivering samples of our wire for testing by our prospective customers before year end," Quiram concluded.

Net loss for the second quarter was $3.1 million, compared to a net loss of $2.5 million in the first quarter of 2010 and $4.1 million in the second quarter of 2009. Net loss per share was $0.14, compared to a net loss of $0.11 per share in the first quarter of 2010 and a net loss per share of $0.23 in the year ago period.

For the six-month period ending July 3, 2010, total net revenues were $5.8 million, compared to $4.3 million for the first half of 2009. Net commercial product revenues for the first half of 2010 were $4.1 million, compared to $2.9 million in the year ago period. STI generated $1.7 million in government and other contract revenues for the first half of 2010, compared to $1.4 million for the first half 2009. The net loss for the first half of 2010 was $5.6 million, or $0.26 per share, compared to $7.7 million, or $0.43 per share, for the prior year's first half.

As of July 3, 2010, STI had $5.5 million in cash and cash equivalents. As of July 3, 2010, STI had a commercial product backlog of $679,000 compared to $724,000 at the end of the first quarter of 2010 and $873,000 at the end of the year-ago quarter.

Investor Conference Call

STI will host an investor conference call today at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time. The call will be accessible live by dialing 1-888-549-7750. International participants may dial 1-480-629-9867. All callers are encouraged to provide the following confirmation number 4329580 to access the call more quickly, and may dial into the call 10 to 15 minutes prior to the call start to prevent any delay in joining. A telephone replay will be available until midnight ET on August 5th by dialing 800-406-7325 or 303-590-3030, and entering pass code 4329580#. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics, to develop applications for advanced RF wireless solutions, power efficient HTS materials, innovative adaptive filtering and government R&D. For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including without limitation, the risk that this offering will not close. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for 2009 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Investor Relations, invest@suptech.com, Kirsten Chapman or Cathy Mattison, of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

- Tables to Follow -

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net revenues:
Net commercial product revenues	$ 1,738,000	$ 1,777,000	$ 4,072,000	$ 2,908,000
Government and other contract revenues	631,000	854,000	1,712,000	1,400,000

Total net revenues	2,369,000	2,631,000	5,784,000	4,308,000

Costs and expenses:
Cost of commercial product revenues	1,968,000	2,441,000	4,354,000	4,239,000
Cost of government and other contract revenue	375,000	665,000	1,009,000	1,234,000
Research and development	1,342,000	999,000	2,491,000	2,082,000
Selling, general and administrative	1,932,000	1,812,000	3,715,000	3,535,000

Total costs and expenses	5,617,000	5,917,000	11,569,000	11,090,000

Loss from operations	(3,248,000)	(3,286,000)	(5,785,000)	(6,782,000)

Other Income and Expense
Noncontrolling interest in joint venture	--	(37,000)	--	(87,000)
Adjustments to fair value of derivatives	127,000	(780,000)	168,000	(780,000)
Interest income	1,000	4,000	2,000	17,000
Interest expense	(7,000)	(9,000)	(14,000)	(18,000)

Net loss	$(3,127,000)	$(4,108,000)	$(5,629,000)	$(7,650,000)

Basic and diluted loss per common share	$(0.14)	$(0.23)	$(0.26)	$(0.43)

Weighted average number of common shares outstanding	21,870,717	18,170,470	21,839,430	17,904,975

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 3, 2010	December 31, 2009
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 5,532,000	$ 10,365,000
Accounts receivable, net	590,000	462,000
Inventory, net	2,560,000	2,644,000
Prepaid expenses and other current assets	448,000	445,000
Total Current Assets	9,130,000	13,916,000

Property and equipment, net of accumulated depreciation of $21,540,000 and $21,076,000, respectively	1,543,000	1,832,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,436,000 and $2,384,000, respectively	2,261,000	2,163,000
Other assets	206,000	215,000
Total Assets	$ 13,140,000	$ 18,126,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 1,126,000	$ 467,000
Accrued expenses	833,000	671,000
Fair value of warrant derivative	3,000	171,000
Current portion of capitalized lease obligations and long term debt	40,000	50,000
Total Current Liabilities	2,002,000	1,359,000

Other long term liabilities	583,000	526,000
Total Liabilities	2,585,000	1,885,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 611,523 shares issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 22,647,011 and 22,512,033 shares issued and outstanding, respectively	23,000	23,000
Capital in excess of par value	241,825,000	241,882,000
Accumulated deficit	(231,294,000)	(225,665,000)
Total Stockholders' Equity	10,555,000	16,241,000
Total Liabilities and Equity	$ 13,140,000	$ 18,126,000
Note-December 31, 2009 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
	July 3, 2010	June 27, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (5,629,000)	$ (7,650,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	517,000	784,000
Stock-based compensation expense	516,000	544,000
Provision for excess and obsolete inventories	180,000	102,000
Noncontrolling interest in joint venture	--	87,000
Fair value of derivatives	(168,000)	780,000
Changes in assets and liabilities:
Accounts receivable	(128,000)	(604,000)
Inventory	(96,000)	911,000
Prepaid expenses and other current assets	(3,000)	(281,000)
Patents, licenses and purchased technology	(151,000)	(65,000)
Other assets	9,000	7,000
Accounts payable, accrued expenses and other long-term liabilities	869,000	704,000
Net cash used in operating activities	(4,084,000)	(4,681,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in joint venture	--	12,000
Purchases of property and equipment	(176,000)	(131,000)
Net cash used in investing activities	(176,000)	(119,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(573,000)	--
Net proceeds from the sale of common stock	--	10,456,000
Net cash provided by (used in) financing activities	(573,000)	10,456,000

Net increase (decrease) in cash and cash equivalents	(4,833,000)	5,656,000
Cash and cash equivalents at beginning of period	10,365,000	7,569,000
Cash and cash equivalents at end of period	$ 5,532,000	$ 13,225,000